April 12, 2007

Mr. Fernando Aguirre
250 East Fifth Street
Cincinnati, Ohio 45202

Dear Fernando:

This letter (the “Letter Agreement”) sets forth our mutual understanding and agreement with respect to your continued employment with Chiquita Brands International, Inc. (the “Company”) as its Chief Executive Officer following the expiration of your employment agreement with the Company effective as of January 12, 2004 (the “Original Agreement”), which expired on January 11, 2007.

You and the Company agree that the Original Agreement is hereby renewed, and shall remain in full force and effect from and after January 11, 2007, except that the provisions of Sections 1, 3(a), 3(b), 3(e) and 12(j) of the Original Agreement shall be deleted and restated in their entirety using the text set forth on Appendix I attached to this Letter Agreement. A new Section 5(g) and 12(l) shall also be added to the Original Agreement, as set forth on Appendix I attached to this Letter Agreement.

With respect to the restatement of Section 3(a) and 3(b) of the Original Agreement, your salary for 2007 shall be at the annual rate of $900,000 and your target bonus with respect to 2007 will be 130% of the annual base salary. You will also be granted in 2007 an award of restricted stock of the Company, which shall vest in three equal annual installments on each of the first three anniversaries on the date of grant (subject to your continued employment). The aggregate number of shares included in such grant shall have a fair market value, based on the closing price of the Company’s shares on March 22, 2007, of $1,200,000. In addition, you will be eligible for an additional grant of restricted stock of the Company with a targeted value of $1,600,000 (which is in addition to the long-term incentive plan grant with a targeted value of $1,600,000 awarded to you earlier in 2007), subject to approval of such award by the Compensation Committee of the Company’s Board of Directors, which retains the discretion with respect to the making of such awards and the terms and conditions thereof.

This Letter Agreement and the Original Agreement, as amended hereby, shall constitute the entire agreement between you and the Company with respect to your employment and shall supersede any prior agreement or understanding.

If you agree that the foregoing reflects our mutual understanding with respect to your employment, please execute this letter and return it to me by April 15, 2007.

CHIQUITA BRANDS INTERNATIONAL, INC, /s/ Steven P. Stanbrook

Name: Steven P. Stanbrook Title: Chairman, Copensation and Organization Devlopment Committee

Accepted and Agreed	Date: 04/15/2007

/s/Fernando Aquirre Fernando Aquirre

APPENDIX I

The following provisions shall amend and restate, in their entirety, the corresponding provisions of the Original Agreement:

Section 1

1. TERM. The term of this Agreement (the “Term”) shall commence on January 12, 2004 (the “Effective Date”) and end upon the date upon which the Executive’s employment is terminated as described in Section 4 hereof. Such employment shall be on an “at will” basis, terminable at any time and for any reason by either the Executive or the Company (but subject to the provisions of Section 5 of this Agreement).

Section 3(a)

(a) BASE SALARY. The Executive shall receive an annual base salary (“Annual Base Salary”) in an amount determined by the Compensation Committee of the Company’s Board of Directors from time to time, payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. The Annual Base Salary for purposes of Section 5(a)(ii) and 5(d)(i) of this Agreement shall be $900,000 (or, if higher, the Annual Base Salary in effect on the date of termination). The Compensation Committee of the Company’s Board of Directors shall review the Annual Base Salary at least annually for possible increase, but shall not be required to increase the Annual Base Salary.

Section 3(b)

(b) ANNUAL CASH BONUS. During the Term, the Executive shall participate in the Company’s annual cash incentive compensation plan applicable to senior executives, as adopted and approved by the Board from time to time, with performance targets and other terms and conditions applicable to such compensation being determined by the Compensation Committee of the Board. The Executive’s threshold, target (the “Target Bonus”) and maximum bonus opportunity pursuant to such plan for any year shall be in an amount determined by Compensation Committee of the Company’s Board of Directors from time to time. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives. The Target Bonus for purposes of Section 5(a)(ii) and 5(d)(i) of this Agreement shall be $1,170,000 (or if higher, the then-current Target Bonus).

Section 3(e)

(e) Intentionally Omitted.

Section 12(j)

(j) Intentionally Omitted

New Section 5(g)

(g) Notwithstanding anything in this Agreement to the contrary (including the provisions of the third sentence of Section 12(a)), the Company may, in its sole discretion and by action of its Board, modify the payments and benefits provided for in Section 5 of this Agreement, provided, however, that (1) any reduction in such payments and benefits shall only be made if there has been a determination by the Board (in its sole discretion, but following consultation with an outside compensation advisor) that the payments and benefits provided for in Section 5 exceed those generally provided to similarly situated executives, and (2) any such modification which has the effect of reducing the payments or benefits provided for in such section shall not be effective with respect to a termination of the Executive’s employment occurring within the one year period following the taking of such Board action and further provided, however that, if a Change of Control occurs within the one year period following the taking of a Board action which has the effect of reducing the payments or benefits provided for in Section 5, such reduction shall not be effective with respect to a termination of employment occurring within the two year period following the Change of Control.

New Section 12(l)

(l) It is the intention of the Company and the Executive that this Agreement not result taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder. Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any amounts (or benefits) otherwise payable to or in respect of him pursuant this Agreement shall be delayed until the earliest date permitted by Section 409A(a)(2) of the Code. The Company and the Executive agree to cooperate in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.